MARKETING AND ADMINISTRATIVE

SERVICES AGREEMENT

JEFFERSON NATIONAL LIFE INSURANCE COMPANY (“Firm”) and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP (“Distributor”) mutually agree to the arrangements set forth in s Marketing and Administrative Services Agreement (the “Agreement”) dated 11/12. , 2010. Firm and the Distributor are referred to collectively herein as the “Parties.”

WHEREAS, Firm is the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”);

WHEREAS, Firm has entered into an Participation Agreement, dated 11/12/10, (the “Participation Agreement”), with Putnam Variable Trust, a Massachusetts business trust (the “Trust) and Distributor, pursuant to which the Trust agreed to make shares of certain of its portfolios, listed in Schedule A, as such Schedule may be amended from time to time (the “Portfolios”), available for purchase by one or more of Firm’s separate accounts or divisions thereof (each, a “Separate Account”) for Contract owners to allocate Contract value;

WHEREAS, Firm desires to provide certain marketing, administrative and recordkeeping services (collectively, the “Services”) to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios; and

WHEREAS, Distributor desires to retain Firm to provide such Services and to compensate Firm for providing such services;

NOW THEREFORE, the Parties agree as follows:

Section I — Representations and Warranties

(A) Firm represents and warrants that it is an insurance company licensed under the laws of the State of Texas.

(B) Firm represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions on brokerage transactions directed to it by a Portfolio.

(C) Firm represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions directed to it by any Portfolio from any broker or dealer which has executed portfolio securities transactions for that Portfolio.

(D) Firm represents and warrants that it has not entered into any agreement with any Portfolio or Distributor or any of Distributor’s affiliates pursuant to which that Portfolio or Distributor or any of Distributor’s affiliates is expected to direct brokerage commissions to it to compensate it for promoting or selling any Portfolio’s shares.

Section II — Services; Payments

(A) Firm shall perform all Services with respect to Contract owner values and Firm’s assets from which investments in shares of the Portfolios are made, including, without limitation, the following services:

(1) Maintaining separate records for each Contract owner, which shall reflect the Portfolio shares purchased and redeemed and Portfolio share balances attributable to such Contract owners. Firm will maintain an omnibus account with each Portfolio on behalf of Contract owners, and such accounts shall be in the name of Firm (or its nominee) as the record owner of Portfolio shares attributable to such Contract owners.

(2) Disbursing to or crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Portfolios in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions reinvested in shares of the Portfolios.

(3) Preparing and transmitting to Contract owners, as required by law, periodic statements showing allocations to sub-accounts investing in the Portfolios, purchases and redemptions of Portfolio shares and dividends and other distributions paid in relation to Contract owner transaction requests, and such other information as may be required, from time to time, by Contract owners.

(4) Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services for Contract owners.

(5) Generating written confirmations to Contract owners, to the extent required by law.

(6) Administering the distribution to existing Contract owners of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.

(7) Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, Contract owners.

(8) Providing Marketing assistance.

(9) Providing formalized business planning.

(10) Support and marketing to Firm’s sales representatives through internal sources (such as Internet web sites and mailings).

(11) Providing market share data to Distributor.

(12) Assisting and facilitating applicable and agreed upon new product approval on a timely basis.

(13) Enabling Distributor to participate in and present at applicable due diligence meetings for financial advisers.

(14) Consistent and timely communication to Distributor regarding internal policies.

(15) Allowing Distributor to educate Firm’s sales and marketing representatives.

(16) Communicating Distributor policies and procedures to Firm’s sales and marketing representatives.

(17) Discussing the Firm promoting or providing preferred access to the Putnam portfolios in the Trust within Firm’s contracts.

(B) In consideration of Firm performing the Services, Distributor agrees to pay Firm, quarterly, a marketing and administrative support services fee at the annual rate provided in Schedule A of the average daily net assets of Portfolio shares held by Firm pursuant to the Participation Agreement. Firm agrees that it will not seek reimbursement for expenses for performing the Services under the Trust’s Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act (where applicable). In addition, Firm represents and agrees that no charge imposed by it on Contract owners is specifically intended or designed to compensate Firm for the Services for which payment is made by Distributor under this Marketing and Administrative Services Agreement. Fees contemplated under this paragraph (B) shall be wired to Firm pursuant to the wiring instructions in Schedule B.

(C) The Trust shall calculate the marketing and administrative support services fee at the end of each calendar quarter and will make such payment to Firm, without demand or notice by Firm, within 30 days thereafter, in a manner mutually agreeable by the Parties from time to time.

(D) Firm will furnish to Distributor or its designees such information as Distributor may reasonably request, and will otherwise cooperate with Distributor in the preparation of reports concerning this Agreement, as well as any other reports or filing that may be required by law.

Section III — Nature of Payments for Services

The Parties to this Agreement recognize and agree that Distributor’s payments to Firm are for marketing and administrative services only and do not constitute payment in any manner for investment advisory services. The amount of marketing and administrative expense payments made by Distributor to Firm pursuant to this Agreement are not intended to be, and shall not be deemed to be, indicative of Distributor’s bona fide profits or of the actual costs to Firm of providing marketing and administrative services to Distributor.

Section IV — Disclosure

Consistent with any current legal requirements, including without limitation, the Securities Exchange Act of 1934, the rules thereunder and the applicable rules of any self-regulatory organization, in effect at any time during the term of this Agreement, or as requested by Contract owners, Firm agrees to provide written point of sale disclosure to its Contract owners describing the Services provided by it pursuant to this Agreement, the payments made by Distributor pursuant to this Agreement and the payment schedule(s) agreed to by Distributor pursuant to this Agreement in consideration of such Services.

Section V- Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of Distributor, Firm will provide Distributor or its representative, copies of all such records.

Section VI — Term and Termination

(A) This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated.

(B) This Agreement may be terminated with respect to any Portfolio by Distributor or by Firm without penalty, upon sixty (60) days’ prior written notice to the other party.

(C) This Agreement will automatically terminate on the date of termination of the Participation Agreement.

(D) Notwithstanding the termination of this Agreement, Distributor shall continue to pay Firm the fees set forth in Section II(B) for so long as Firm owns shares of the Portfolios, continues to provide the Services in Section II (A) and is otherwise in compliance with the obligations and terms set forth in Sections I and IV of this Agreement.

Section VII — Amendment; Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the Services and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the Parties hereto.

Section VIII — Notices

All notices and other communications to either Firm or Distributor will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

Jefferson National
Life Insurance Company 9920 Corporate Campus Drive, Suite 1000
Louisville, Kentucky 40223
Putnam Variable Trust c/o Putnam Investments LLC
One Post Office Square
Boston, Massachusetts 02109
Attention: General Counsel

Section IX—Miscellaneous

(A) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(B) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties.

(C) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(D) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York.

(E) Severability. This Agreement shall be severable as it applies to each Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of Nov 12, 2010.

Jefferson National Life Insurance Company

By: /s/ Craig A Hawley

Title: General Counsel Putnam Retail Management Limited Partnership

By:	/s/ [illegible]

Title:	Managing Director

SCHEDULE A

Portfolio Name	Fee
All Putnam Variable Trust Funds Class IB	[**	]%

SCHEDULE B

BANK NAME: Fifth Third
BANK ABA #: 042-000-314
ACCOUNT #: [**]
NAME ON ACCOUNT: Jefferson National Life Ins. Co. Separate account
DESCRIPTION: Putnam Sep. Acct Fees
Please e-mail backup calculations to:
separateaccount@jeffnat.com
Mailing Address:
9920 Corporate Campus Drive
Suite 1000
Louisville, KY 40223
Contact phone #:
Carla Higgs 502-515-7853

AMENDMENT TO THE PARTICIPATION AGREEMENT AND AMENDMENT

TO THE MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT

This Amendment is made and entered into this 10th day of November, 2014 (the “Amendment”), by and among Jefferson National Life Insurance Company (“Jefferson Life”), Jefferson National Life Insurance Company of New York (“Jefferson Life of NY”), Putnam Retail Management Limited Partnership (“PRM”) and Putnam Variable Trust (“PVT”). Jefferson Life, Jefferson Life of NY, PRM, and PVT are referred to collectively herein as the “Parties.”

WHEREAS, PRM, PVT and Jefferson Life entered into the Participation Agreement dated November 12, 2010 (the “Participation Agreement”); and

WHEREAS, PRM and Jefferson Life entered into the Marketing and Administrative Services Agreement dated November 12, 2010 (the “Marketing Agreement” and collectively with the Participation Agreement, the “Putnam Contracts”); and

WHEREAS, effective January 1, 2015 Jefferson Life will be launching a New York version of their Monument Advisor product;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, PRM, PVT, Jefferson Life and Jefferson Life of NY, effective as of January 1, 2015, agree to amend the Putnam Contracts as follows:

A.

Jefferson Life of NY is hereby added as an additional party to the Putnam Contracts. The Parties acknowledge and agree that the provisions of the Putnam Contracts relating to Jefferson Life will apply with the same effect to Jefferson Life of NY.

B.

Jefferson Life of NY represents and warrants to PRM and PVT that each representation and warranty of Jefferson Life set forth in the Putnam Contracts is true and correct as of the date hereof with respect to Jefferson Life of NY. Jefferson Life of NY agrees to assume and fulfill all of its respective obligations under the Putnam Contracts, and comply with the terms and conditions of the Putnam Contracts as if originally entered into by Jefferson Life of NY.

C.	Schedule A of the Participation Agreement shall be amended to include the following:

Name of Separate Account	Contracts Funded by Separate Account

Jefferson National Life of series New York Annuity Account 1	JNL-2300-NY-1 and any future

C.	In all other respects, the terms of the Participation Agreement and Marketing Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

Jefferson National Life Insurance Company

By:	/s/ Craig Hawley
Title:	Craig Hawley General Counsel

Jefferson National Life Insurance Company of New York

By:	/s/ Craig Hawley
Title:	Craig Hawley, General Counsel

Putnam Retail Management Limited Partnership

By:	/s/ [illegible]
Title:	Head of Relationship Management

Putnam Variable Trust

By:	/s/ [illegible]
Title:	Treasurer of the Funds

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL

AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT NO. 2 TO

MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT

Among

PUTNAM RETAIL MANAGEMENT LIMITED PARNERSHIP

JEFFERSON NATIONAL LIFE INSURANCE COMPANY AND JEFFERSON

NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

THIS AMENDMENT NO. 2 (the “Amendment”) is made and entered into as of December 5th, 2017 by and among Putnam Retail Management Limited Partnership (“PRM”), Jefferson National Life Insurance Company (“Jefferson Life”) and Jefferson National Life Insurance Company of New York (“Jefferson Life of NY”).

WITNESSETH

WHEREAS, PRM, Jefferson Life and Jefferson Life of NY entered into a Marketing and Administrative Services Agreement dated November 12, 2010 as amended on November 10, 2014 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement;

WHEREAS, the parties desire to change the payment terms; NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, Company and Distributor hereby agree as follows:

A.	Schedule A shall be deleted in its entirety and amended and restated as set forth below.

B.	In all other respects, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, PRM, Jefferson Life and Jefferson Life of NY have caused this Amendment to be executed by their duly authorized officers.

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By:	/s/ Mark Conerny
Name:	Mark Conerny
Title:	Head of Relationship Management

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig Hawley
Name:	Craig Hawley
Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig Hawley
Name:	Craig Hawley
Title:	General Counsel & Secretary

SCHEDULE A

Portfolio Name	Fee
All Putnam Variable Trust Funds Class IB	[**]	%